Exhibit 4.7

PUXIN LIMITED

CONVERTIBLE PROMISSORY NOTE

US$25,000,000	August 4, 2017

FOR VALUE RECEIVED, Puxin Limited, a limited liability company incorporated in the Cayman Islands with its registered office at Suite #4-210, Governors Square, 23 Lime Tree Bay Avenue, PO Box 32311, Grand Cayman KY1-1209, Cayman Islands (the “Company”) promises to pay, in the lawful currency of the United States of America, to the order of Haitong International Investment Holdings Limited, a limited liability company incorporated in the British Virgin Islands, or its assigns (the “Holder”), the principal sum of US$25,000,000 (the “Principal Amount”), together with accrued and unpaid interest thereon (the “Interest”), each due and payable on the dates and in the manner set forth below.

1. Notes Purchase Agreement. This convertible promissory note (the “Note”) is issued pursuant to the terms of that certain Notes Purchase Agreement dated as of August 1, 2017, by and between the Company, the Holder and certain other parties named therein (as the same may from time to time be amended, modified or supplemented or restated, the “Agreement”) and is subject to the terms thereof. Capitalized terms used but not otherwise defined herein shall have the respective meaning ascribed therein to them in the Agreement. The provisions of this Note are subject to the terms and conditions of the Agreement, which are deemed incorporated by reference into this Note.

2. Repayment. The outstanding Principal Amount under this Note and accrued Interest thereon shall be due and payable on the date that is the fifth (5th) anniversary of the date of this Note, or such later date as the Holder may in writing agree (the “Maturity Date”), unless this Note is previously converted pursuant to Section 5 herein or unless the maturity of this Note is accelerated pursuant to Section 5(b) or 5(c) or upon the occurrence of Event of Default. This Note may not be prepaid without the prior written consent of the Holder.

3. Interest Rate.

(i) Interest shall accrue at a compound interest rate of 12% per annum on the outstanding Principal Amount under this Note for the period commencing on and from the date of this Note until the date of payment in full of the outstanding Principal Amount under this Note and the accrued interests thereon; provided that no interest shall accrue on the outstanding Principal Amount under this Note if the entire Principal Amount has been converted into Ordinary Shares or Preferred Shares on or before the Maturity Date pursuant to this Note. Interest shall be due and payable on the Maturity Date, and shall be calculated on the basis of a 365-day year for the actual number of days elapsed.

(ii) Default Interest. From and after the Maturity Date, or the date on which an Event of Default occurs, whichever is earlier, any unpaid and outstanding Principal Amount under this Note and accrued interest thereon shall bear interest at the compound interest rate of 12% per annum (computed on the basis of a 365-day year and accruing daily), until such amount has been paid in full to the Holder.

4. Payments.

(a) Currency and Account. All payments of the outstanding Principal Amount (other than payment by way of conversion) and all payments of the accrued interest shall be paid in lawful money of the United States of America to the Holder, made by wire transfer of immediately available funds to the bank account designated by the Holder in a written notice delivered to the Company.

1

(b) Application of Payments. Payment on this Note shall be applied first to any expense reimbursement owed to the Holder by the Company pursuant to this Note or otherwise, second to accrued interest, and thereafter to the outstanding Principal Amount.

(c) Priority of the Note. This Note shall rank senior and superior to all the other existing or future Indebtedness owed by the Company, except that this Note shall rank on a parity with the other Note under the Agreement.

(d) No Set-Off. All payments on or in respect of this Note or the Indebtedness evidenced hereby shall be made to the Holder without any set-off and free and clear of and without any deduction of any kind whatsoever.

5. Automatic Discharge upon Conversion; Interest Repayment.

(a) If a Qualified IPO (as defined in the Agreement) occurs before or on June 30, 2019, this Note and the Company’s obligation to pay the outstanding Principal Amount shall be deemed automatically discharged, at the date of completion of the Qualified IPO, upon the automatic conversion of this Note into certain number of Ordinary Shares and the issuance to the Holder by the Company of such number of Ordinary Shares, calculated by dividing the outstanding Principal Amount by the applicable Ordinary Share Conversion Price.

For purpose of this Note, the “Ordinary Share Conversion Price” under this Section 5(a) shall be calculated according to the following formula:

Ordinary Share Conversion Price = N × X,

“N” means offering price per Ordinary Share in the Qualified IPO;

“X” means (i) seventy percent (70%), in the event of consummation of a Qualified IPO before or on December 31, 2018; (ii) sixty-five percent (65%), in the event of consummation of a Qualified IPO between January 1, 2019 and March 31, 2019; (iii) sixty percent (60%), in the event of consummation of a Qualified IPO between April 1, 2019 and June 30, 2019.

(b) If a Qualified IPO fails to occur and this Note is not fully repaid or converted into Preferred Shares pursuant hereto before or on June 30, 2019, this Note and the Company’s obligation to pay the outstanding Principal Amount shall be deemed automatically discharged, on the date of July 1, 2019, upon the automatic conversion of this Note into certain number of redeemable and convertible preferred shares of the Company with the rights, preferences and privileges as set forth in Schedule I hereto (the “Converted Preferred Shares”) and the issuance to the Holder by the Company of such number of Converted Preferred Shares, calculated by dividing the outstanding Principal Amount by the applicable Preferred Share Conversion Price (as defined below), provided, however, that if the Holder notifies the Company in writing of its decision to choose repayment in cash rather than conversion at least five (5) Business Days prior to June 30, 2019, all the outstanding Principal Amount under this Note and accrued Interest thereon shall become due and payable on the date of July 1, 2019 and no automatic conversion into Converted Preferred Shares will apply.

(c) If the Company contemplates a Trade Sale prior to full repayment of this Note, the Company shall deliver to the Holder a written notice describing the information of such Trade Sale at least twenty (20) Business Days before the closing of the Trade Sale. The Holder shall have right to (i) declare all Indebtedness under this Note become immediately due and payable in full on or prior to the closing of the Trade Sale, or (ii) convert all such Indebtedness into the such number of Converted Preferred Shares calculated by dividing the outstanding Principal Amount by the applicable Preferred Share Conversion Price on or prior to the closing of the Trade Sale.

2

(d) For purpose of this Note, the applicable “Preferred Share Conversion Price” shall be:

(i) in the case of conversion as provided in Section 5(b) above, the product obtained pursuant to the formula: Preferred Share Conversion Price = A × 1600%, “A” means the after-tax net earnings per outstanding share of the Company (calculated on a fully diluted and as converted basis) in the year of 2018, which shall be determined based on the consolidated audit report of the Group Companies for the year of 2018 formulated by a Big Four Accounting Firm or such other reputable accounting firm recognized by the Holder according to the U.S. GAAP;

(ii) in the case of conversion as provided in Section 5(c) above, the product obtained pursuant to the following formula:

Preferred Share Conversion Price for Trade Sale = N × X,

“N” means the amount of consideration or proceeds for each share deriving from the Trade Sale to which a shareholder of Company participating in the Trade Sale is entitled;

“X” means (i) seventy percent (70%), in the event of consummation of a Trade Sale before or on December 31, 2018; (ii) sixty-five percent (65%), in the event of consummation of a Trade Sale between January 1, 2019 and March 31, 2019; (iii) sixty percent (60%), in the event of consummation of a Trade Sale between April 1, 2019 and June 30, 2019.

(e) For the avoidance of doubt, the Converted Preferred Shares shall have rights, preferences and privileges senior to all outstanding shares or other equity securities of the Company as of the date of the conversion. In addition, if the Company hereafter grants any other investors or shareholders any rights, privileges or protections more favourable than those listed in Schedule I hereto, the Purchaser shall, at its option, be entitled to the same rights, privileges or protections in preference to such other investors or shareholders without additional consideration.

6. Mechanics and Effect of Conversion. No fractional shares of the Company will be issued upon conversion of this Note. In lieu of any fractional share to which the Holder would otherwise be entitled, the Company will pay to the Holder in cash the amount of the unconverted principal balance of this Note that would otherwise be converted into such fractional share. Upon conversion of this Note pursuant to Section 5, the Holder shall surrender this Note, duly endorsed, at the principal office of the Company. Notwithstanding the foregoing, the failure of the Holder to surrender this Note pursuant to Section 6 shall not affect the conversion of this Note pursuant to Section 5. Upon the conversion of this Note pursuant to Section 5, this Note shall be deemed to have been cancelled even if it is not surrendered for cancellation.

3

7. Events of Default.

(a) Definition. For purpose of this Note, each of the following events shall be an “Event of Default” hereunder:

(i) The Company fails to make any payment when due under this Note for more than ten (10) days;

(ii) without prejudice to (i), the Company or any other Warrantor breaches any material representation, warranty, covenant or obligation set forth in, or an event of default occurs under, any of the Transaction Agreements, and such breach or event of default, if curable, is not been cured within thirty (30) Business Days after occurrence;

(iii) The entry of one or more judgments against the Company and/or any of its Subsidiaries by any court, tribunal, arbitration or any other legal proceeding calling for the payment by the Company and/or its Subsidiaries of more than US$5,000,000 in the aggregate;

(iv) An attachment or garnishment is levied, or writ of execution is enforced, against the assets or properties of the Company and/or its Subsidiaries involving an amount in excess of US$5,000,000 and such attachment or garnishment or writ of execution is not vacated or otherwise terminated within thirty (30) days after the date of its effectiveness;

(v) The Company and/or its Subsidiaries is legally dissolved or its existence is otherwise legally terminated;

(vi) The Company and/or its Subsidiaries commences or has commenced against it any proceeding to dissolve or otherwise terminate its existence under any dissolution, liquidation or similar statue now or hereafter in effect or its board of directors or shareholders take any corporate action in furtherance of any of the foregoing;

(vii) The Company and/or its Subsidiaries files any petition or action for relief under any bankruptcy, reorganization, insolvency, arrangement, readjustment of debt, moratorium or any other similar law for the relief of, or relating to, debtors, nor or hereafter in effect, or makes any assignment for the benefit of creditors or its board of directors or shareholders take any corporate action in furtherance of any of the foregoing;

(viii) An involuntary petition is filed against the Company and/or its Subsidiaries (unless such petition is dismissed or discharged within sixty (60) days) under any bankruptcy, reorganization, insolvency, arrangement, readjustment of debt, moratorium, or similar law for the relief of, or relating to, debtors, nor or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of the Company and/or its Subsidiaries;

(ix) The failure by the Company to (i) make any payment of any principal of, interest or premium on, any Indebtedness in excess of US$5,000,000 (other than in respect of the Notes under the Agreement) when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any specified in the agreement or instrument relating to such Indebtedness as of the date of such failure or otherwise agreed to by the parties; or (ii) to perform or observe any material term, covenant or condition on its part to be performed or observed under any agreement or instrument relating to any Indebtedness, when required to be performed or observed, and such failure shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such failure to perform or observe accelerates the maturity of such Indebtedness;

(x) The VIE Completion Date does not occur within three (3) months after the date of the Agreement; or

(xi) Unless otherwise agreed upon by the Holder in writing, any of Restructuring Agreements is amended, terminated or rescinded, or breached in any material aspect.

4

In this Convertible Note, the term “Indebtedness” means: (i) all indebtedness or other obligations for borrowed money or for the deferred purchase price of property or services; (ii) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (iii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (iv) all obligations under capital leases; (v) all reimbursement or other obligations under or in respect of letters of credit and bankers acceptances; and (vi) all indebtedness secured by any Lien upon or in property owned whether or not a person assumed or became liable for the payment of such indebtedness.

(b) Consequences of Events of Default.

(i) If an Event of Default occurs, the Holder has the right (but not the obligation) to declare that all or part of Principal Amount and Interest accrued thereon under this Note shall become immediately due and payable, in which case the Company shall immediately pay to Holder all such due and payable Indebtedness. The Company agrees to pay Holder all reasonable out-of-pocket costs and expenses incurred by Holder in any effort to collect Indebtedness under this Note, including reasonable attorney fees.

(ii) Holder shall also have any other rights which Holder may have been afforded under any contract or agreement at any time and any other rights which Holder may have pursuant to applicable law.

8. Expenses. The Company agrees to pay Holder all reasonable out-of-pocket costs and expenses incurred by Holder in any effort to collect Indebtedness under this Note, including reasonable attorney fees.

9. New Shareholders Agreement and new MA&A.

(a) New Shareholders Agreement. Certain shareholders agreement entered into by and among the shareholders of the Company shall be amended, in form and substance to the satisfaction of the Holder, by all necessary action of the Board and shareholders of the Company upon the conversion of this Convertible Note (the “New Shareholders Agreement”). In the case of issuance of Converted Preferred Shares, the New Shareholders Agreement shall set forth the rights, privileges and preferences of the Converted Preferred Shares listed in Schedule I hereto.

(b) New MA&A. The memorandum and articles of association of the Company (as amended and restated) shall be amended, in form and substance to the satisfaction of the Holder, by all necessary action of the Board and shareholders of the Company upon the conversion of this Convertible Note (the “New MA&A”) and such New MA&A shall have been duly filed and stamped with the Registrar of Companies of the Cayman Islands within ten (10) Business Days after the conversion. In the case of issuance of Converted Preferred Shares, the New MA&A shall set forth the rights, privileges and preferences of the Converted Preferred Shares listed in Schedule I hereto.

10. No impairment. The Company shall not, by amendment of its MA&A, or through reorganization, consolidation, merger, dissolution, issue or sale of securities, sale of assets, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Convertible Note, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder under this Convertible Note against wrongful impairment. Without limiting the generality of the foregoing, the Company will take all such action as may be necessary or appropriate in order that the Company may duly and validly issue fully paid and non-assessable Ordinary Shares or Converted Preferred Shares upon conversion of this Convertible Note. Notwithstanding the foregoing, nothing herein limits the ability of the Holder to approve any amendment or waiver related to this Convertible Note.

5

11. Lost, Stolen, Destroyed or Mutilated Note. In the case that this Note shall be mutilated, lost, stolen or destroyed, the Company shall issue a new Note of like date, tenor and denomination and deliver the same in exchange and substitution for and upon surrender and cancellation of the mutilated Note, or in lieu of the Note lost, stolen or destroyed, upon receipt of evidence satisfactory to the Company of the loss, theft or destruction of the Note.

12. Severability. If one or more provisions of this Note are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Note and the balance of the Note shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms. The parties will work in good faith to substitute the excluded provision with a provision intended to accomplish the parties’ intent to the greatest extent permitted by law.

13. Amendments and Waivers. Any term of this Note may be amended, and the observance of any term of this Note may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Holder and the Company. Any amendment or waiver effected in accordance with this Section 13 shall be binding upon the Holder and its successors and assigns and the Company.

14. Attorneys’ Fees. In the event any party hereto is required to engage the services of any attorneys for the purpose of enforcing this Note, or any provision thereof, the prevailing party shall be entitled to recover its reasonable expenses and costs in enforcing this Note (including attorneys’ fees, cost and disbursements) plus all other costs of collection.

15. Waiver of Presentment, Dishonour, etc. The Company hereby waives presentment and demand for payment, notice of dishonour, protest and notice of protest of this Note. The right to plead any and all statutes of limitations as a defence to any demands hereunder is hereby waived to the fullest extent permitted by law.

16. Governing Law and Dispute Resolution. This Note shall be governed by and construed in accordance with the laws of Hong Kong without regard to the conflicts of laws principles. The dispute resolution provision in the Agreement applies mutatis mutandis to this Note.

17. Successors and Assigns. The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties. Neither Party shall not assign this Note or delegate any of its respective rights or obligations hereunder without the written consent of the other Party. However, the Holder may assign its rights and obligations under this Note to its Affiliate without the prior written of the Company but with a prior written notice to the Company. Immediately upon the delivery of a written notice about such assignment to the Company by the Holder, the Company shall issue a new Note to the Holder’s assign(s) and this Note shall be cancelled upon the issuance of such new Note.

18. Notices. The notice provision in the Agreement shall apply mutatis mutandis to this Note.

[The remainder of this page is deliberately left blank.]

6

IN WITNESS WHEREOF, the Company has caused this Convertible Promissory Note to be duly executed by its representative, thereunto duly authorized as of the date first above written.

Puxin Limited

By:	/s/ Sha Yunlong
Name:	Sha Yunlong ( )
Title:	Director

SCHEDULE I

Rights, Preference and Priority of Converted Preferred Shares

1.	REGISTRATION RIGHTS.

1.1	Applicability of Rights. The holders of the Converted Preferred Shares shall be entitled to the following rights with respect to any potential public offering of Ordinary Shares of the Company (or securities representing such Ordinary Shares) in the United States, and to any analogous or equivalent rights with respect to any other offering of shares in any other jurisdiction pursuant to which the Company undertakes to publicly offer or list such securities for trading on a recognized securities exchange.

1.2	Definitions. For purposes of this Section 1:

(a)	Registration. The terms “register”, “registered”, and “registration” refer to a registration effected by preparing and filing a registration statement under the Securities Act, and the declaration of effectiveness of such registration statement.

(b)	Registrable Securities. The term “Registrable Securities” means collectively, the Converted Preferred Registrable Securities.

(c)	Converted Preferred Registrable Securities. The term “Converted Preferred Registrable Securities” means: (1) Ordinary Shares of the Company issued or to be issued upon conversion of the Preferred Shares held by the Holder issued (A) under the Convertible Note and (B) pursuant to the issuance of New Securities by the Company to the Holder pursuant to Section 2.1 hereof; (2) Ordinary Shares of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, any of the foregoing; (3) any other Ordinary Share owned or hereafter acquired by the Holder, including Ordinary Shares issued in respect of the Ordinary Shares described in (1)-(2) above upon any share split, share dividend, recapitalization or a similar event; and (4) any depositary receipts issued by an institutional depositary upon deposit of any of the foregoing.

(d)	Converted Preferred Registrable Securities Then Outstanding. The number of shares of “Converted Preferred Registrable Securities then outstanding” shall mean the number of Ordinary Shares of the Company that are Converted Preferred Registrable Securities and are then issued and outstanding or would be outstanding assuming full conversion of all Converted Preferred Registrable Securities which are convertible into Ordinary Shares.

(e)	Registration Right Holder. For purposes of this Section 3, the term “Registration Right Holder” means any Person (as defined in the Agreement) who holds Registrable Securities of record, whether such Registrable Securities were acquired directly from the Company or from another Registration Right Holder in a permitted transfer, to whom the rights under this Section 1 have been duly assigned in accordance with this Agreement; provided, however, that for purposes of this Convertible Note, a record holder of the Preferred Shares convertible into such Registrable Securities shall be deemed to be the Registration Right Holder of such Registrable Securities; and provided, further, that (i) the Company shall in no event be obligated to register the Preferred Shares and that (ii) Holders of Registrable Securities will not be required to convert their Preferred Shares into Ordinary Share in order to exercise the registration rights granted hereunder, until immediately prior to the declaration of effectiveness of the registration statement for the offering to which the registration relates.

(f)	Form S-3 and Form F-3. The terms “Form S-3” and “Form F-3” means such respective form under the Securities Act as is in effect on the date hereof or any successor or comparable registration form under the Securities Act subsequently adopted by the SEC, which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

1.3	Demand Registration.

(a)	Request by Holders. If the Company shall receive, at any time after the earlier of (i) the third (3rd) anniversary of the date hereof, or (ii) a Qualified IPO, a written request from the Registration Right Holders of at least ten percent (10%) of the Converted Preferred Registrable Securities then outstanding that the Company files a registration statement under the Securities Act covering the registration of Registrable Securities pursuant to this Section 1.3, then the Company shall, within ten (10) Business Days after the receipt of such written request, give a written notice of such request (the “Request Notice”) to all Registration Right Holders of the Converted Preferred Registrable Securities. The Registration Right Holders shall send a written notice stating the number of Registrable Securities requested to be registered and included in such registration (the “Request Securities”) to the Company within ten (10) Business Days after receipt of the Request Notice. The Company shall thereafter use its best efforts to effect, as soon as practicable, the registration of the Request Securities, subject only to the limitations of this Section 3.3.

(b)	Underwriting. If the Registration Right Holders initiating the registration request under this Section 1.3 (the “Initiating Registration Right Holders”) intend to distribute the Registrable Securities covered by their request by means of an underwriting, then they shall so advise the Company as a part of their request made pursuant to this Section 1.3 and the Company shall include such information in the Request Notice referred to in Section 1.3(a). In the event of an underwritten offering, the right of any Registration Right Holder to include its Registrable Securities in such registration shall be conditioned upon such Registration Right Holder’s participation in such underwriting and the inclusion of such Registration Right Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Registration Right Holders and such Holder) to the extent provided herein. All Registration Right Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting by the Holders of a majority of the Registrable Securities being registered and reasonably acceptable to the Company. Notwithstanding any other provision of this Section 1.3, if the underwriter(s) advise(s) the Company in writing that marketing factors require a limitation of the number of securities to be underwritten, then the Company shall so advise all Registration Right Holders of Registrable Securities which would otherwise be registered and underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be reduced as required by the underwriter(s) and allocated among the Registration Right Holders of Converted Preferred Registrable Securities on a pro-rata basis according to the number of Converted Preferred Registrable Securities then outstanding held by each Registration Right Holder requesting registration (including the Initiating Registration Right Holders); provided, however, that the number of shares of Converted Preferred Registrable Securities to be included in such underwriting and registration shall not be reduced (x) by more than seventy-five percent (75%) and (y) unless all other securities are first entirely excluded from the underwriting and registration including all shares that are not Converted Preferred Registrable Securities and are held by any other Person, including any Person who is an employee, officer or director of the Company or any Subsidiary of the Company. Further, if, as a result of such underwriter cutback, the Registration Right Holders cannot include in the IPO all of the Converted Preferred Registrable Securities that they have requested to be included therein, then such Registration shall not be deemed to constitute one of the two (2) demand Registrations to which the Registration Right Holders are entitled pursuant to this Section 1. If any Registration Right Holder disapproves of the terms of any such underwriting, such Registration Right Holder may elect to withdraw therefrom by delivering a written notice to the Company and the underwriter(s), delivered at least ten (10) Business Days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration. For any Holder that is a partnership, the Registration Right Holder and the partners and retired partners of such Registration Right Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing Persons, and for any Registration Right Holder that is a corporation, the Registration Right Holder and all corporations that are affiliates of such Registration Right Holder, shall be deemed to be a single “Registration Right Holder”, and any pro-rata reduction with respect to such “Registration Right Holder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “Registration Right Holder”, as defined herein.

(c)	Maximum Number of Demand Registrations. The Company shall have no obligation to effect more than two (2) registrations pursuant to this Section 1.3.

(d)	Deferral. Notwithstanding the foregoing, if the Company shall furnish to the Registration Right Holders requesting the filing of a registration statement pursuant to this Section 1.3, a certificate signed by the president or chief executive officer of the Company stating that in the good faith judgment of the Board, it would be materially detrimental to the Company and its shareholders for such registration statement to be filed, then the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Registration Right Holders; provided, however, that the Company may not utilize this right more than once in any twelve (12) month period; provided further that during such ninety (90) day period, the Company shall not file any registration statement pertaining to the public offering of any securities of the Company.

(e)	Expenses. The Company shall pay all expenses (excluding only underwriting discounts and commissions relating to the Converted Preferred Registrable Securities sold by the Registration Right Holders) incurred in connection with any registration pursuant to this Section 1.3, including all U.S. federal, “blue sky” and all foreign registration, filing and qualification fees, printer’s and accounting fees, the fees and expenses (including disbursements) of outside counsels for the Registration Right Holders of the Converted Preferred Registrable Securities and any fee charged by any depositary bank, transfer agent or share registrar, provided that such expenses shall not exceed US$50,000 for each registration in aggregate. Each Registration Right Holder participating in a registration pursuant to this Section 1.3 shall bear such Registration Right Holder’s proportionate share (based on the total number of shares of Registrable Securities sold in such registration other than for the account of the Company) of all discounts and commissions relating to the Registrable Securities sold by the Registration Right Holders and the expenses exceeding US$50,000 for each registration. Notwithstanding the foregoing, the Company shall not be required to pay any expense of any registration proceeding begun pursuant to this Section 1.3 if the registration request is subsequently withdrawn at the request of the Registration Right Holders of a majority of the Registrable Securities to be registered, unless the Registration Right Holders of a majority of the Registrable Securities then outstanding agree that such registration constitutes the use by the Holders of one (1) demand registration pursuant to this Section 1.3 (in which case such registration shall also constitute the use by all Registration Right Holders of Registrable Securities of one (l) such demand registration); provided further, however, that if at the time of such withdrawal, the Registration Right Holders have learned of a material adverse change in the condition, business, or prospects of the Company not known to the Registration Right Holders at the time of their request for such registration and have withdrawn their request for registration with reasonable promptness after learning of such material adverse change, or if the registration proceeding is terminated for any reason not specifically covered by this Section 1.3(e), then the Company shall be required to pay all of such expenses and such registration shall not constitute the use of a demand registration pursuant to this Section 1.3.

1.4	Piggyback Registrations. The Company shall notify all Registration Right Holders of Registrable Securities in writing at least thirty (30) days prior to filing of any registration statement under the Securities Act for purposes of effecting a public offering of securities of the Company (including registration statements relating to secondary offerings of securities of the Company, but excluding registration statements relating to any registration under Section 1.3 or Section 1.5 of this Agreement or to any employee benefit plan or a corporate reorganization) and will afford each such Registration Right Holder an opportunity to include in such registration statement all or any part of the Registrable Securities then held by such Registration Right Holder. Each Registration Right Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by such Registration Right Holder shall within ten (10) Business Days after receipt of the above-described notice from the Company, so notify the Company in writing, and in such notice shall inform the Company of the number of Registrable Securities such Registration Right Holder wishes to include in such registration statement. If a Registration Right Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Registration Right Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

(a)	Underwriting. If a registration statement under which the Company gives notice under this Section 1.4 is for an underwritten offering, then the Company shall so advise the Registration Right Holders of Registrable Securities. In such event, the right of any such Registration Right Holder’s Registrable Securities to be included in a registration pursuant to this Section 1.4 shall be conditioned upon such Registration Right Holder’s participation in such underwriting and the inclusion of such Registration Right Holder’s Registrable Securities in the underwriting to the extent provided herein. All Registration Right Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected by the Company for such underwriting. Notwithstanding any other provision of this Agreement, if the managing underwriter(s) determine(s) in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the managing underwriter(s) may exclude shares from the registration and the underwriting, and the number of shares that may be included in the registration and the underwriting shall be allocated, first to the Company, and second, to each of the Registration Right Holders requesting inclusion of their Registrable Securities in such registration statement on a pro-rata basis based on the total number of Registrable Securities then held by each such Registration Right Holder; provided, however, that the right of the underwriter(s) to exclude shares (including Registrable Securities) from the registration and underwriting as described above shall be restricted so that (i) the number of Registrable Securities included in any such registration is not reduced below twenty-five percent (25%) of the aggregate number of Registrable Securities for which inclusion has been requested, even if this will cause the Company to reduce the number of shares it wishes to offer; and (ii) all shares that are not Registrable Securities and are held by any other Person, including any Person who is an employee, officer or director of the Company or any Subsidiary of the Company shall first be excluded from such registration and underwriting before any Registrable Securities are so excluded. If any Holder disapproves of the terms of any such underwriting, such Registration Right Holder may elect to withdraw therefrom by delivering a written notice to the Company and the underwriter(s) at least ten (10) Business Days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration. For any Registration Right Holder that is a partnership, the Registration Right Holder and the partners and retired partners of such Registration Right Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing Persons, and for any Holder that is a corporation, the Registration Right Holder and all corporations that are affiliates of such Holder, shall be deemed to be a single “Registration Right Holder,” and any pro-rata reduction with respect to such “Registration Right Holder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “Registration Right Holder,” as defined in this sentence.

(b)	Expenses. The Company shall pay all expenses (excluding only underwriting and brokers’ discounts and commissions relating to shares sold by the Holders) incurred in connection with a registration pursuant to this Section 1.4, including all U.S. federal, “blue sky” and all foreign registration, filing and qualification fees, printers’ and accounting fees, the fees and expenses (including disbursements) of outside counsels for the Holders and any fee charged by any depositary bank, transfer agent or share registrar. For the avoidance of doubt, the Company shall pay all expenses incurred in connection with a registration pursuant to this Section 1.4 notwithstanding the cancellation or delay of the registration proceeding for any reason.

(c)	Not Demand Registration. Registration pursuant to this Section 1.4 shall not be deemed to be a demand registration as described in Section 1.3 above. Except as otherwise provided herein, there shall be no limit on the number of times the Registration Right Holders may request registration of Registrable Securities under this Section 1.4.

1.5	Form S-3 or Form F-3 Registration. After its initial public offering, the Company shall use its best efforts to qualify for registration on Form S-3 or Form F-3 or any comparable or successor form promptly and to maintain such qualification thereafter. If the Company is qualified to use Form S-3 or Form F-3, any Registration Right Holder or Registration Right Holders shall have a right to request in writing that the Company effect a registration on either Form S-3 or Form F-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Registration Right Holder or Registration Right Holders, and upon receipt of each such request, the Company shall perform the tasks set out in paragraphs (a) and (b) below:

(a)	Notice. Promptly give written notice of the proposed registration and the Registration Right Holder’s or Registration Right Holders’ request therefor, and any related qualification or compliance, to all other Registration Right Holders of Registrable Securities; and

(b)	Registration. As soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Registration Right Holders or Registration Right Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Registration Right Holder or Registration Right Holders joining in such request as are specified in a written request given within twenty (20) days after the date on which the Company provides the notice contemplated by Section 1.5(a); provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 1.5:

(i)	if Form S-3 or Form F-3 becomes unavailable for such offering by the Registration Right Holders;

(ii)	if the Registration Right Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price of less than US$1,000,000 to the public; or

(iii)	if the Company has, within the six (6) month period preceding the date of such request, already effected a registration under the Securities Act other than a registration from which the Registrable Securities of Registration Right Holders have been excluded (with respect to all or any portion of the Registrable Securities the Registration Right Holders requested to be included in such registration) pursuant to the provisions of Section 1.4(a).

(c)	Expenses. The Company shall pay all expenses (excluding only underwriting or brokers’ discounts and commissions relating to shares sold by the Holders) incurred in connection with each registration requested pursuant to this Section 1.5, including all U.S. federal, “blue sky” and all foreign registration, filing and qualification fees, printers’ and accounting fees, the fees and expenses (including disbursements) of outside counsels for the Registration Right Holders and any fee charged by any depositary bank, transfer agent or share registrar. For the avoidance of doubt, the Company shall pay all expenses incurred in connection with a registration pursuant to this Section 1.5 notwithstanding the cancellation or delay of the registration proceeding for any reason.

(d)	Maximum Frequency. Except as otherwise provided herein, there shall be no limit on the number of times the Registration Right Holders may request registration of Registrable Securities under this Section 1.5.

(e)	Deferral. Notwithstanding the foregoing, if the Company shall furnish to Registration Right Holders requesting the filing of a registration statement pursuant to this Section 1.5, a certificate signed by the president or chief executive officer of the Company stating that in the good faith judgment of the Board, it would be materially detrimental to the Company and its shareholders for such Form S-3 or Form F-3 registration statement to be filed, then the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Registration Right Holders; provided, however, that the Company may not utilize this right more than once in any twelve (12) month period; provided further that during such ninety (90) day period, the Company shall not file any registration statement pertaining to the public offering of any securities of the Company.

(f)	Not Demand Registration. Form S-3 or Form F-3 registrations shall not be deemed to be demand registrations as described in Section 3.3 above.

(g)	Underwriting. If the requested registration under this Section 3 is for an underwritten offering, the provisions of Section 3.3(b) shall apply.

If the Company fails to perform any of the Company’s obligations set forth above in this Section 1.5 relating to a demand registration made pursuant to Section 1.3, such registration shall not constitute the use of a demand registration under Section 1.3.

1.6	Obligations of the Company. Whenever required to effect the registration of any Registrable Securities under this Agreement, the Company shall, as soon as practicable:

(a)	Registration Statement. Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and keep any such registration statement effective for a period of one (1) year or until the Registration Right Holder or Registration Right Holders have completed the distribution described in the registration statement relating thereto, whichever is earlier;

(b)	Amendments and Supplements. Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such registration statement;

(c)	Prospectuses. Furnish to the Registration Right Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of the Registrable Securities owned by them that are included in such registration;

(d)	Blue Sky. Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Registration Right Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

(e)	Deposit Agreement. If the registration relates to an offering of depositary shares or other securities representing Ordinary Shares deposited pursuant to a deposit agreement or similar facility, cause the depositary under such agreement or facility to accept for deposit under such agreement or facility all Registrable Securities requested by each Registration Right Holder to be included in such registration in accordance with this Section 1;

(f)	Underwriting. In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement in usual and customary form, with the managing underwriter(s) of such offering. Each Registration Right Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement;

(g)	Notification. Notify each Registration Right Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(h)	Opinions and Comfort Letter. Furnish, at the request of any Registration Right Holder requesting registration of Registrable Securities, on the date that such Registrable Securities are delivered to the underwriter(s) for sale, if such Registrable Securities are being sold through underwriters, or, if such Registrable Securities are not being sold through underwriters, on the date that the registration statement with respect to such Registrable Securities becomes effective, (i) opinions, each dated as of such date, of the counsels representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to Registration Right Holders representing a majority of the Registrable Securities requested to be registered, addressed to the underwriters, if any, and to the Registration Right Holders requesting registration of Registrable Securities and (ii) a “comfort letter” dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to Registration Right Holders representing a majority of the Registrable Securities requested to be registered, addressed to the underwriters, if any, and to the Registration Right Holders requesting registration of Registrable Securities.

1.7	Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to Sections 1.3, 1.4 or 1.5 that the Registration Right Holders shall furnish to the Company information regarding such Registration Right Holders, the Registrable Securities held by them and the intended method of disposition of such Registrable Securities as shall reasonably be required to timely effect the Registration of their Registrable Securities.

1.8	Indemnification. In the event any Registrable Securities are included in a registration statement under Sections 1.3, 1.4 or 1.5:

(a)	By the Company. To the extent permitted by law, the Company shall indemnify and hold harmless each Registration Right Holder and its Affiliates, partners, officers, directors, employee, legal counsel, agent, any underwriter (as determined in the Securities Act) for such Registration Right Holder and each Person, if any, who Controls such Registration Right Holder or underwriter within the meaning of the Securities Act or the Exchange Act against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other applicable law, insofar as such losses, claims, damages, or liabilities or actions in respect thereof arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”):

(iv)	any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto;

(v)	the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or

(vi)	any violation or alleged violation of the Securities Act, the Exchange Act, any federal or state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or other applicable law in connection with the offering covered by such registration statement;

and the Company shall reimburse each such Registration Right Holder and its Affiliates, partners, officers, directors, employees, legal counsel, agents, underwriters or controlling Person for any legal or other expenses reasonably incurred by them, in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity contained in this Section 1.8(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed, nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Registration Right Holder, underwriter or controlling Person of such Registration Right Holder.

(b)	By Selling Shareholders. To the extent permitted by law, each selling Registration Right Holder, on a several and not joint basis, will indemnify and hold harmless the Company, each of its directors, each of its officers who have signed the registration statement, each Person, if any, who Controls the Company, any underwriter and any other Registration Right Holder selling securities under such registration statement or any of such other Registration Right Holder’s partners, directors, officers, legal counsel or any Person who Controls such Registration Right Holder within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, legal counsel, controlling Person, underwriter or other such Registration Right Holder, partner or director, officer or controlling Person of such other Holder may become subject under the Securities Act, the Exchange Act or other applicable law, insofar as such losses, claims, damages or liabilities or actions in respect thereto arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in the Company’s reasonable reliance upon and in conformity with written information furnished by such Registration Right Holder expressly for use in connection with such registration; and each such Registration Right Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling Person, underwriter or other Registration Right Holder, partner, officer, director or controlling Person of such other Registration Right Holder in connection with investigating or defending any such loss, claim, damage, liability or action: provided, however, that the indemnity contained in this Section 1.8(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Registration Right Holder, which consent shall not be unreasonably withheld; and provided further that the total amounts payable in indemnity by a Registration Right Holder under this Section 1.8(b) plus any amount under Section 1.8(e) in respect of any Violation shall not exceed the net proceeds received by such Registration Right Holder in the registered offering out of which such Violation arises.

(c)	Notice. Promptly after receipt by an indemnified party under this Section 1.8 of notice of the commencement of any action, including any governmental action, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.8, deliver to the indemnifying party a written notice of the commencement thereof (a “Claim Notice”) and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, (i) during the period from the delivery of a Claim Notice until retention of counsel by the indemnifying party; and (ii) if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential conflict of interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver a written notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of liability to the indemnified party under this Section 1.8 to the extent the indemnifying party is prejudiced as a result thereof, but the omission to deliver a written notice to the indemnified party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.8.

(d)	Defect Eliminated in Final Prospectus. The foregoing indemnity of the Company and Registration Right Holders are subject to the condition that, insofar as they relate to any Violation made in a preliminary prospectus but eliminated or remedied in the amended prospectus on file with the SEC at the time the registration statement in question becomes effective or the amended prospectus filed with the SEC pursuant to SEC Rule 424(b) (the “Final Prospectus”), such indemnity shall not inure to the benefit of any Person if a copy of the Final Prospectus was timely furnished to the indemnified party and was not furnished to the Person asserting the loss, liability, claim or damage at or prior to the time such action is required by the Securities Act.

(e)	Contribution. In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any Registration Right Holder exercising rights under this Agreement, or any controlling Person of any such Registration Right Holder, makes a claim for indemnification pursuant to this Section 1.8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 1.8 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any such selling Registration Right Holder or any such controlling Person in circumstances for which indemnification is provided under this Section 1.8; then, and in each such case, the Company and such Registration Right Holder will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and of the indemnified party, on the other, in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations; provided, however, that, in any such case: (A) no such Registration Right Holder will be required to contribute any amount in excess of the net proceeds received by such Registration Right Holder pursuant to such registration statement absent guilty of such fraudulent misrepresentation; and (B) no Person or entity guilty of fraudulent misrepresentation as defined in Section 11(f) of the Securities Act will be entitled to contribution from any Person or entity who was not guilty of such fraudulent misrepresentation.

(f)	Survival. The obligations of the Company and Registration Right Holders under this Section 1.8 shall survive for six (6) years after the completion of any offering of Registrable Securities in a registration statement, regardless of the expiration of any statutes of limitation or extensions of such statutes.

1.9	Rule 144 Reporting. With a view to making available to the Registration Right Holders the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, the Company agrees to:

(a)	Make and keep public information available, as those terms are understood and defined in Rule 144 or any similar or analogous rule promulgated under the Securities Act, at all times after the effective date of the first registration filed by the Company for an offering of its securities to the general public;

(b)	File with the SEC, in a timely manner, all reports and other documents required of the Company under the Securities Act or the Exchange Act, at all times after the effective date of the first registration under the Securities Act filed by the Company;

(c)	So long as a Registration Right Holder owns any Registrable Securities, furnish to such Registration Right Holder forthwith upon request, (i) a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 of the Securities Act, and of the Exchange Act (at any time after it has become subject to such reporting requirements, (ii) a copy of the most recent annual, interim, quarterly or other report of the Company and, (iii) such other reports and documents as a Holder may reasonably request availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.

1.10	Termination of the Company’s Obligations. Notwithstanding the foregoing, the Company shall have no obligations pursuant to Sections 1.3, 1.4 or 1.5 with respect to any Registrable Securities proposed to be sold by a Registration Right Holder in a registered public offering (i) five (5) years after the consummation of a Qualified IPO, or (ii), if, in the opinion of counsel to the Company, all such Registrable Securities proposed to be sold by a Holder may then be sold under Rule 144 in one transaction without exceeding the volume limitations thereunder.

1.11	No Registration Rights to Third Parties. Without the prior written consent of the Holders of more than fifty percent (50%) of the Converted Preferred Registrable Securities then outstanding, the Company covenants and agrees that it shall not grant, or cause or permit to be created, for the benefit of any Person or entity any registration rights of any kind, whether similar to the demand, “piggyback” or Form S-3 or Form F-3 registration rights described in this Section 3, or otherwise, relating to any shares or other securities of the Company, other than rights that are subordinate to the rights of the Registration Right Holders hereunder.

1.12	“Market Stand-Off” Agreement. Each Registration Right Holder hereby agrees that, if and to the extent requested by the lead underwriter of securities of the Company in connection with a registration relating to a specific proposed public offering (other than a registration on Form S-8 or a related or successor form relating solely to an employee benefit plan or a registration on Form S-4 or a related or successor form relating solely to a transaction under SEC Rule 145), such Registration Right Holder will, subject to the following conditions, enter into a lock-up or standoff agreement in customary form (subject to the following conditions) under which such Registration Right Holder agrees not to sell or otherwise transfer or dispose of any Registrable Securities or other shares of the Company owned by such Registration Right Holder as of the date of such registration for up to one hundred eighty (180) days following the effective date of the related registration statement. The obligations of each Registration Right Holder under this Section 1.12 are subject to the following conditions: (i) the lockup or standoff agreement applies only to the first registration statement of the Company which covers securities to be sold on its behalf to the public in an underwritten offering, but not to Registrable Securities actually sold pursuant to such registration statement; (ii) such Registration Right Holder is satisfied that all directors, officers, and holders of 1% or more of any class of securities of the Company are bound by substantially identical restrictions; (iii) the lockup or standoff agreement provides that if any securities of the Company are to be excluded or released in whole or part from such restrictions, the underwriter shall so notify each Holder within three (3) days and each Registration Right Holder shall be excluded or released, in proportionate amounts to the extent of the exclusion or release with respect to any other holder of Company’s securities, including any director, officer, or holder of 1% or more of any class of securities of the Company subject to such restrictions; and (iv) the lockup or standoff agreement by its terms permits transfers of Registrable Securities by any Registration Right Holder to any Affiliate of such Holder during the restricted period, provided that such Affiliate executes a lock-up or standoff agreement substantively identical to that signed by the transferring Registration Right Holder. The lock-up or standoff agreement shall expire no later than ninety (90) days after execution by the Registration Right Holder if no underwritten public offering has occurred by the date of such execution. The Company may impose a stop-transfer restriction with respect to Registrable Securities that are subject to any such lockup or standoff agreement, but shall remove such restriction immediately upon the expiration or termination of such lockup or standoff agreement.

1.13	Public Offering Rights (Non-U.S. Offerings). If shares of the Company are offered in an underwritten public offering (whether or not a Qualified IPO) outside of the United States for the account of any Ordinary Shareholder or other shareholders, each Registration Right Holder shall have the right to include a pro-rata number of shares (based on the number of shares (on an as - converted basis) then held by such Registration Right Holder and all other shareholders of the Company selling in such offering) in such offering on terms and conditions no less favorable to the Registration Right Holders than to any other selling shareholder.

1.14	Re-sale Rights. The Company shall use its best efforts to assist each Registration Rights Holder in the sale or disposition of its Registrable Securities after a Qualified IPO, including the prompt delivery of applicable instruction letters by the Company and legal opinions from the Company’s counsels in forms reasonably satisfactory to the Registration Rights Holder’s counsel. In the event the Company has depositary receipts listed or traded on any stock exchange or inter-dealer quotation system, the Company shall pay all costs and fees related to such depositary facility, including conversion fees and maintenance fees for Registrable Securities held by the Registration Rights Holders.

2.	RIGHT OF PARTICIPATION; RIGHT OF FIRST REFUSAL.

2.1	With Respect to Issuance of New Securities:

(a)	General. Each of the holder of Preferred Shares (including, but without limitation, the Converted Preferred Shares) (under this Section 2, the “Participation Rights Holders”, and each a “Participation Rights Holder”) shall have a right of first refusal to purchase such a Pro Rata Share of all or any part of the New Securities that the Company may from time to time issue after the date of issuance of the Converted Preferred Shares (the “Right of Participation”). Each Participation Rights Holder shall be entitled to apportion its Right of Participation hereby granted to it among itself and its Affiliates in such proportions as it deems appropriate.

(b)	Pro Rata Share. A Participation Rights Holder’s “Pro Rata Share” is the ratio of (a) the number of Ordinary Shares (calculated on an as-converted basis) then held by such Participation Rights Holder, to (b) the total number of Ordinary Shares (assuming conversion of all convertible securities) then outstanding immediately prior to the issuance of New Securities giving rise to the Right of Participation.

(c)	New Securities. “New Securities” shall mean any Preferred Shares, Ordinary Shares or other voting shares of the Company, whether now authorized or not, and rights, options or warrants to purchase such Preferred Shares, Ordinary Shares and securities of any type whatsoever that are, or may become, convertible or exchangeable into such Preferred Shares, Ordinary Shares or other voting shares, provided, however, that the term “New Securities” shall not include:

(i)	any Converted Preferred Shares issued upon the conversion of this Convertible Note, or Ordinary Shares issued upon conversion of the Converted Preferred Shares authorized;

(ii)	any securities issued in connection with any share split, share dividend or other similar event in which all Participation Rights Holders are entitled to participate on a pro rata basis;

(iii)	any Ordinary Shares issued or issuable to officers, directors, employees and consultants of the Company pursuant to any employee equity incentive plan to be approved by the Board and the shareholders of the Company pursuant to the New MA&A;

(iv)	those issued as a dividend or distribution on Preferred Shares or any event for which adjustment is made;

(v)	any securities offered in an underwritten registered public offering by the Company, as duly approved by the Board and the shareholders of the Company pursuant to the New MA&A.

(d)	Procedures.

(i)	First Participation Notice. In the event that the Company proposes to undertake an issuance of New Securities in a single transaction or a series of related transactions, it shall give to each Participation Rights Holder a written notice of its intention to issue New Securities (the “First Participation Notice”), describing the amount, the type and the price of New Securities and the general terms upon which the Company proposes to issue such New Securities. Each Participation Rights Holder shall be entitled to purchase such Participation Rights Holder’s Pro Rata Share of such New Securities at the price and upon the terms and conditions specified in the First Participation Notice by giving a written notice to the Company and stating therein the number of New Securities to be purchased (such number shall not exceed such Participation Rights Holder’s Pro Rata Share) within twenty (20) Business Days from the date of such First Participation Notice. If any Participation Rights Holder fails to send such written notice within the prescribed time period or declines to exercise fully its Right of Participation, then the right of such Participation Rights Holder to purchase the part of its Pro Rata Share that it did not agree to purchase hereunder shall be forfeited.

(ii)	Second Participation Notice; Oversubscription. If any Participation Rights Holder fails or declines to exercise fully its Right of Participation in accordance with subsection (d)(i) above, the Company shall promptly give a written notice (the “Second Participation Notice”) to the Participation Rights Holders who agreed to exercise their Right of Participation in full (the “Rights Participants”) in accordance with subsection (d)(i) above. Each Rights Participant shall have five (5) Business Days from the date of the Second Participation Notice (the “Second Participation Period”) to notify the Company of its desire to purchase more than its Pro Rata Share of the New Securities, stating the number of the additional New Securities it proposes to purchase. Such notice may be made by telephone if followed by a written confirmation within two (2) Business Days from the date of verbal notice. If as a result thereof, such oversubscription exceeds the total number of the remaining New Securities available for purchase, the oversubscribing Rights Participants will be cut back by the Company with respect to their oversubscriptions to that number of remaining New Securities equal to the product obtained by multiplying (i) the number of the remaining New Securities available for subscription by (ii) a fraction the numerator of which is the number of Ordinary Shares (calculated on an as-converted basis) held by each oversubscribing Rights Participant and the denominator of which is the total number of Ordinary Shares (calculated on an as-converted basis) held by all the oversubscribing Rights Participants. Each oversubscribing Rights Participant shall be obligated to purchase such number of additional New Securities as determined by the Company pursuant to this subsection (d)(ii) and the Company shall so notify the Rights Participants within fifteen (15) Business Days from the date of the Second Participation Notice.

(e)	Failure to Exercise. (i) In the event Participation Rights Holders do not exercise the Right of Participation with respect to all New Securities described in the First Participation Notice, after twenty (20) days following the date of the First Participation Notice, or (ii) upon the expiration of the Second Participation Period, the Company shall have a period of ninety (90) days thereafter to sell the New Securities described in the First Participation Notice (with respect to which the Right of Participation was not fully exercised) at the same price and upon the same non-price terms specified in the First Participation Notice. In the event that the Company has not issued and sold such New Securities within such prescribed period, then the Company shall not thereafter issue or sell any New Securities without first offering such New Securities to the Participation Rights Holders pursuant to this Section 2.

2.2	With Respect to Shares Owned by Ordinary Shareholders:

(a)	Restriction on Transfers. Before completion of a Qualified IPO, none of the Key Parties shall, directly or indirectly, sell, transfer, pledge, hypothecate, encumber or otherwise dispose of, in a single transaction or a series of transaction, more than five percent (5%) of total outstanding shares of the Company in aggregate, directly or indirectly held by it/him/her to any Person without prior written consent of the Purchaser, except for any share transfer for the purpose of implementing the ESIP or Trade Sale as approved by the Holder.

Each of Key Party and Ordinary Shareholders shall not sell, transfer, pledge, hypothecate, encumber or otherwise dispose of its shares of the Company to any Person, whether directly or indirectly, except in compliance with this Section 2.2 and Section 3.

(b)	Notice of Sale. If any Key Party and Ordinary Shareholders (under this Section 2.2, the “Selling Shareholder”) proposes to sell or transfer, directly or indirectly, any of its Shares (the “Transfer Shares”), then the Selling Shareholder shall promptly give a written notice (the “Transfer Notice”) to the Company and to each holder of the Preferred Shares (the “Non-Selling Shareholder”), which Transfer Notice shall include the number of Transfer Shares to be sold or transferred and the nature of such sale or transfer, (ii) the identity (identities) (including name(s) and address(es)) of the prospective transferee(s), and (iii) the consideration and the material terms and conditions upon which the proposed sale or transfer is to be made. The Transfer Notice shall certify that the Selling Shareholder has received a firm offer from the prospective transferee(s) and in good faith believes a binding agreement for the sale or transfer is obtainable on the terms set forth in the Transfer Notice. The Transfer Notice shall also include a copy of any written proposal, term sheet or letter of intent or other agreement relating to the proposed transfer. Each holder of Preferred Shares shall be entitled to apportion its right of first refusal hereby granted to it among itself and its Affiliates in such proportions as it deems appropriate.

(c)	Notice of Purchase. Each Non-Selling Shareholder shall be entitled to purchase all or any part of such Non-Selling Shareholder’s pro rata share of the Transfer Shares at the price and upon the terms and conditions specified in the Transfer Notice by giving a written notice to the Selling Shareholder within twenty (20) Business Days after the receipt of the Transfer Notice (the “First Refusal Period”) stating therein the number of Transfer Shares to be purchased. If a Non-Selling Shareholder exercises such right and notifies the Selling Shareholder of the number of Transfer Shares to be purchased, then such Non-Selling Shareholder shall complete the purchase of the Transfer Shares on the same terms and conditions as those set out in the Transfer Notice. A failure by a Non-Selling Shareholder to respond within such prescribed period shall constitute a decision by such Non-Selling Shareholder not to exercise its right to purchase such Transfer Shares. For purposes of this clause (c), each Non-Selling Shareholder’s pro rata share of the Transfer Shares shall be equal to the number of Transfer Shares, multiplied by a fraction, the numerator of which shall be the number of Ordinary Shares (on an as-converted basis) held by such Non-Selling Shareholder on the date of the Transfer Notice and the denominator of which shall be the total number of Ordinary Shares (on an as-converted basis) held on the date of the Transfer Notice by all Non-Selling Shareholders which exercise their right of first refusal under this clause (c) on the date of the Transfer Notice.

(d)	Second Transfer Notice; Over-Allotment. To the extent that any Non-Selling Shareholder does not exercise its right of first refusal to the full extent to purchase such Non-Selling Shareholder’s pro rata share of the Transfer Shares, the Selling Shareholder shall deliver written notice thereof (the “Second Transfer Notice”), within two (2) days after the expiration of the First Refusal Period, to each Non-Selling Shareholder that elected to the full extent to purchase such Non-Selling Shareholder’s pro rata share of the Transfer Shares (the “Exercising Holder”). Each Exercising Holder shall have five (5) Business Days from the date of the Second Transfer Notice (the “Second Refusal Period”) to notify the Selling Shareholder of its desire to purchase more than its pro rata share of the Transfer Shares, stating the number of the additional Transfer Shares it proposes to purchase. Such notice may be made by telephone if followed by a written confirmation within two (2) Business Days from the date of verbal notice. If as a result thereof, such over-allotment exceeds the total number of the remaining Transfer Shares available for purchase, the over-purchasing Exercising Holders will be cut back or limited by the Selling Shareholder with respect to their over-allotment to that number of remaining Transfer Shares equal to the lesser of (a) the number of the additional Transfer Shares it proposes to purchase; (b) the product obtained by multiplying (i) the number of the remaining Transfer Shares available for purchase by (ii) a fraction the numerator of which is the number of Ordinary Shares (on an as converted basis) held by each over-purchasing Exercising Holder and the denominator of which is the total number of Ordinary Shares (on an as converted basis) held by all the over-purchasing Exercising Holders. Each over-purchasing Exercising Holder shall be obligated to purchase such number of additional Transfer Shares as determined by the Selling Shareholder pursuant to this subsection (d) and the Selling Shareholder shall so notify such Exercising Holders within fifteen (15) Business Days from the date of the Second Transfer Notice.

(e)	Non-Exercise. Subject to the provisions of Section 3, in the event the Non-Selling Shareholder fails to purchase all of the Transfer Shares within the above-prescribed period, the Selling Shareholder shall have ninety (90) days after delivery of the Transfer Notice to each Non-Selling Shareholder to sell such Transfer Shares at a price upon terms and conditions no more favorable to the transferee than specified in the original Transfer Notice. In the event that the Selling Shareholder has not sold the Transfer Shares within such prescribed period, the Selling Shareholder shall not thereafter sell any Shares without first offering such Shares to the Non-Selling Shareholders in the manner provided in this Section 2 and in Section 3.

(f)	Closing. If any Non-Selling Shareholder elects to purchase the Transfer Shares pursuant to this Section 2.2, then the payment for the Transfer Shares to be purchased shall be made by wire transfer in immediately available funds of the appropriate currency, against delivery of such Transfer Shares to be purchased, at a place and time agreed by the Selling Shareholder and each Non-Selling Shareholder that has elected to purchase all or part of the Transfer Shares.

3.	NON-SELLING SHAREHOLDER’S CO-SALE RIGHT.

3.1	Co-Sale Right. To the extent any Non-Selling Shareholder does not exercise its respective rights of first refusal as to all of the Transfer Shares pursuant to Section 2.2, such Non-Selling Shareholder (a “Co-Sale Right Holder”) shall have the right, exercisable upon delivery of a written notice to the Selling Shareholder, with a copy to the Company, within twenty (20) Business Days after the receipt of the Transfer Notice, to participate in the sale of any Transfer Shares to the extent of such Co-Sale Right Holder’s Pro Rata Co-Sale Share at the same price and upon the same terms and conditions indicated in the Transfer Notice. A failure by the Co-Sale Right Holder to respond within such prescribed period shall constitute a decision by such Co-Sale Right Holder not to exercise its right of co-sale as provided herein. To the extent one (1) or more of the Co-Sale Right Holders exercise such right of co-sale in accordance with the terms and conditions set forth below, the number of Transfer Shares that the Selling Shareholder may sell in the transaction shall be correspondingly reduced. The foregoing co-sale right of each Co-Sale Right Holder shall be subject to the following terms and conditions:

(a)	each Co-Sale Right Holder may sell all or any part of its Pro Rata Share of the Transfer Shares. A Co-Sale Right Holder’s “Pro Rata Co-Sale Share” of a specified quantity of Transfer Shares shall mean that number of Ordinary Shares (or that number of Preferred Shares which, if converted at the current conversion ratio, would equal that number of Ordinary Shares) which equals the specified quantity of Transfer Shares proposed to be transferred multiplied by a fraction equal to (i) the total number of Ordinary Shares (on an as converted basis) then held by such Co-Sale Right Holder exercising co-sale rights pursuant to this Section 3, divided by (ii) the total number of Ordinary Shares held by the Selling Shareholder plus the total number of Ordinary Shares then held by all Co-Sale Right Holders exercising co-sale rights pursuant to this Section 3, on an as converted basis. As used in this definition, the phrase “on an as converted basis” shall mean assuming conversion of all Preferred Shares but not assuming exercise or conversion of any other outstanding option, warrants, or other convertible securities.

(b)	each Co-Sale Right Holder shall effect its participation in the sale by promptly delivering to the Selling Shareholder, with a copy to the Company, for transfer to the prospective purchaser share certificates in respect of all Shares to be sold by such Co-Sale Right Holder and a transfer form signed by such Co-Sale Right Holder, which indicates:

(i)	the number of Ordinary Shares which such Co-Sale Right Holder elects to sell;

(ii)	that number of Preferred Shares which is at such time convertible into the number of Ordinary Shares that such Co-Sale Right Holder elects to sell; or

(iii)	any combination of the foregoing;

provided, however, that if the prospective purchaser objects to the delivery of Preferred Shares in lieu of Ordinary Shares, such Co-Sale Right Holder shall convert such Preferred Shares into Ordinary Shares and deliver Ordinary Shares. The Company agrees to make any such conversion concurrent with the actual transfer of such shares to the purchaser.

3.2	Procedure at Closing. The share certificate or certificates that such Co-Sale Right Holder delivers to the Selling Shareholder pursuant to paragraph 3.1(b) shall be transferred to the prospective purchaser in consummation of the sale of the Transfer Shares pursuant to the terms and conditions specified in the Transfer Notice, and the Selling Shareholder shall concurrently therewith remit to such Co-Sale Right Holder that portion of the sale proceeds to which such Co-Sale Right Holder is entitled by reason of its participation in such sale. To the extent that any prospective purchaser or purchasers prohibit such assignment or otherwise refuse to purchase shares or other securities from a Co-Sale Right Holder exercising its rights of co-sale hereunder, the Selling Shareholder shall not sell any Transfer Shares to such prospective purchaser or purchasers unless and until, simultaneously with such sales, the Selling Shareholder shall purchase such shares or other securities from such Co-Sale Right Holder. In selling their Shares pursuant to their co-sale right hereunder, the Co-Sale Right Holders shall not be required to give any representations or warranties with respect to their Shares to be sold except to confirm that they have not transferred or encumbered such Shares.

3.3	Non-Exercise. Subject to Section 2.2, to the extent the Co-Sale Right Holders do not elect to participate in the sale of Transfer Shares pursuant to the Transfer Notice, the Selling Shareholder may, not later than ninety (90) days following delivery of the Transfer Notice to each Co-Sale Right Holder, effect a transfer of the Transfer Shares covered by the Transfer Notice and not elected to be sold by the Co-Sale Right Holders. Any proposed transfer on terms and conditions more favorable than those described in the Transfer Notice, as well as any subsequent proposed transfer of any Shares by the Selling Shareholder, shall be subject to the procedures described in Section 4 and this Section 5.

3.4	Prohibited Transfer.

(a)	Prohibited Transfer. In the event a Selling Shareholder should sell any Transfer Shares in disregard or contravention of the terms and conditions of the New Shareholders Agreement and/or the New MA&A, or the right of first refusal under Section 2.2 or the co-sale rights Section 3.1 of under this Agreement (a “Prohibited Transfer”), the Non-Selling Shareholders, in addition to such other remedies as may be available at law, in equity or hereunder, shall have the put option provided below, and such Selling Shareholder shall be bound by the applicable provisions of such option.

(b)	Put Right. Without prejudice to any other rights and remedies available to any Non-Selling Shareholder, in the event of a Prohibited Transfer, each Non-Selling Shareholder shall have the right to sell to the Selling Shareholder the type and number of Ordinary Shares equal to the number of Shares such Non-Selling Shareholder would have been entitled to transfer to the purchaser under Section 3.1 hereof had the Prohibited Transfer been effected pursuant to and in compliance with the terms hereof. Such sale shall be made on the following terms and conditions:

(i)	The price per share at which the Shares are to be sold to the Selling Shareholder shall be equal to the price per share paid by the purchaser to the Selling Shareholder in the Prohibited Transfer. The Selling Shareholder shall also reimburse each Non-Selling Shareholder for any and all reasonable fees and expenses, including legal fees and out-of-pocket expenses, incurred pursuant to the exercise or the attempted exercise of such Non-Selling Shareholder’s rights under this Section 3.

(ii)	Each Non-Selling Shareholder shall, if exercising the option created hereby, deliver to the Selling Shareholder within ninety (90) days after the later of the dates on which the Non-Selling Shareholder (A) received notice of the Prohibited Transfer or (B) otherwise become aware of the Prohibited Transfer, a notice describing the type and the number of Shares to be transferred by the Non-Selling Shareholder.

(iii)	The Selling Shareholder shall, promptly upon receipt of the notice described in subsection 3.4(b)(ii) above from the Non-Selling Shareholder(s) exercising the option created hereby, pay to each such Non-Selling Shareholder the aggregate purchase price for the Shares to be sold by such Non-Selling Shareholder, and the amount of reimbursable fees and expenses, as specified in subparagraph 3.4(b)(i), in cash or by other means acceptable to the Non-Selling Shareholder.

(iv)	Upon receipt of full payment of the amount due from the Selling Shareholder, the Non-Selling Shareholder shall deliver to the Selling Shareholder the certificate or certificates representing Shares to be sold, together with a transfer form signed by the Non-Selling Shareholder transferring such shares.

(v)	Notwithstanding the foregoing, any attempt by a Selling Shareholder to transfer any of the Transfer Shares in violation of Section 2 or 3 hereof, or other terms and conditions of the New Shareholders Agreement and/or the New MA&A shall be void, and the Company undertakes it will not effect such a transfer nor will treat any alleged transferee as the holder of such shares.

3.5	Legend.

(a)	Each certificate representing the Ordinary Shares shall be endorsed with the following legend:

“THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER SET FORTH IN A SHAREHOLDERS AGREEMENT, AS AMENDED FROM TIME TO TIME, A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.”

(b)	Each party agrees that the Company may instruct its transfer agent to impose transfer restrictions on the shares represented by certificates bearing the legend referred to in Section 3.5(a) above to enforce the provisions of this Agreement and the Company agrees to promptly do so. The legend shall be removed upon termination of the provisions of this Section 3.

4.	LIQUIDATION PREFERENCE.

4.1	Upon any liquidation, dissolution or winding up of the Company and/or any Group Company, either voluntary or involuntary (each a “Liquidation Event”), distributions to the shareholders of the Company shall be made in the following manner:

(a)	Before any distribution or payment shall be made to the holders of any other classes and series of shares, including the Ordinary Share, the holder of Converted Preferred Shares shall be entitled to receive, on a parity with each other, an amount equal to the sum of (x) the Principal Amount; (y) all dividends declared and unpaid with respect to Converted Preferred Share then held by such holder; and (z) annual compound interest calculated at twelve percent (12%) per annum on Principal Amount from the date of the issuance date of this Convertible Note and up to and including the date of receipt by the Holder of such full distribution amount set forth in (x), (y) and (z).

(b)	After distribution or payment in full of the amount distributable or payable on the Converted Preferred Shares pursuant to Section 4.1(a), the remaining assets of the Company available for distribution to Members shall be distributed among the holders of outstanding Preferred Shares other than the Converted Preferred Shares pursuant to the New MA&A.

(c)	After distribution or payment in full of the amount distributable or payable on the Converted Preferred Shares pursuant to Section 4.1(a) and other outstanding Preferred Shares pursuant to Section 4.1(b), the remaining assets of the Company available for distribution to shareholders shall be distributed on a pro rata basis among the holders of outstanding Ordinary Shares and the holders of outstanding Preferred Shares in proportion to the number of outstanding Ordinary Shares held by them (with outstanding Preferred Shares treated on an as-if-converted basis).

(d)	Liquidation on Trade Sale. In the event of a Trade Sale, any proceeds resulting to the shareholders of the Company therefrom shall be distributed in accordance with the terms of Section 4.1(a) through (c).

(e)	In the event the Company proposes to distribute assets other than cash in connection with any liquidation, dissolution or winding up of the Company, the value of the assets to be distributed to the holder of the Preferred Shares and Ordinary Shares shall be determined in good faith by the Board pursuant to the New MA&A or by a liquidator if one is appointed. Any securities not subject to investment letter or similar restrictions on free marketability shall be valued as follows:

(i)	if traded on a securities exchange, the value shall be deemed to be the average of the security’s closing prices on such exchange over the thirty (30) day period ending one (1) day prior to the distribution;

(ii)	if traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the distribution; and

(iii)	if there is no active public market, the value shall be the fair market value thereof as determined in good faith by the Board pursuant to the New MA&A.

5.	CONVERSION OF CONVERTED PREFERRED SHARES

5.1	The Holder have the following conversion rights described below with respect to the conversion of the Converted Preferred Shares into Ordinary Shares. The number of Ordinary Shares to which the Holder shall be entitled upon conversion of any Converted Preferred Share shall be the quotient of the applicable conversion price of this Note under the Section 5(b) of this Note (the “Applicable Original Price”) divided by the then-effective Preferred Conversion Price. The “Preferred Conversion Price” with respect to a Converted Preferred Share shall initially equal to the Applicable Original Price, and each shall be adjusted from time to time as provided in Section 5 below. For the avoidance of doubt, the initial conversion ratio for Converted Preferred Shares to Ordinary Shares shall be 1:1.

(a)	Optional Conversion. Subject to and in compliance with the provisions of this Section 5.1(a) and subject to complying with the requirements of the Statute, any Converted Preferred Share may, at the option of the Holder thereof, be converted at any time into fully-paid and nonassessable Ordinary Shares based on the then-effective Preferred Conversion Price.

(b)	Automatic Conversion. Without any action being required by the Holder of such share and whether or not the certificates representing such share are surrendered to the Company or its transfer agent, each Converted Preferred Share shall automatically be converted, based on the then-effective Preferred Conversion Price, into Ordinary Shares upon the closing of a Qualified IPO. Any conversion pursuant to this Section 5.1(b) shall be referred to as an “Automatic Conversion”.

(c)	Mechanics of Conversion. No fractional Ordinary Share shall be issued upon conversion of the Converted Preferred Shares. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay cash equal to such fraction multiplied by the then-effective Preferred Conversion Price. Before the Holder shall be entitled to convert the same into full Ordinary Shares and to receive certificates therefor, the Holder shall surrender the certificate or certificates for the applicable Converted Preferred Shares, duly endorsed, at the principal office of the Company or of any transfer agent for the Converted Preferred Shares to be converted and shall give written notice to the Company at such office that the holder elects to convert the same. The Company shall promptly issue and deliver at such office to the Holder a certificate or certificates for, a copy of the Company’s register of member showing the Holder as a holder of the number of Ordinary Shares to which the Holder shall be entitled as aforesaid certified by the Company’s share registrar and a check payable to the Holder in the amount of any cash amounts payable as the result of a conversion into fractional Ordinary Shares. The Converted Preferred Shares converted into Ordinary Shares shall be cancelled and shall not be reissued. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate or certificates for the Converted Preferred Shares to be converted, and the person or persons entitled to receive the Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Ordinary Shares on such date. For the avoidance of doubt, no conversion shall prejudice the right of the Holder to receive dividends and other distributions declared but not paid as at the date of conversion on the Converted Preferred Shares being converted.

The Company may give effect to any conversion pursuant to the New MA&A by one or more of the following methods:

(i)	If the total nominal par value of the Converted Preferred Shares being converted is equal to the total nominal par value of the Ordinary Shares into which such Converted Preferred Shares convert such that each Converted Preferred Share is convertible into one (1) Ordinary Share and both the Converted Preferred Share and the Ordinary Share have the same par value, the Company may, by resolution of the Board, redesignate the Converted Preferred Shares to Ordinary Shares. On re-designation, each Converted Preferred Share to be converted shall become an Ordinary Share with the rights, privileges, terms and obligations of the class of Ordinary Shares and the converted Ordinary Shares shall thenceforth form part of the class of the Ordinary Shares (and shall cease to form part of the class of Converted Preferred Shares for all purposes).

(ii)	The Board may by resolution resolve to redeem the Converted Preferred Shares for the purpose of this Note (and, for accounting and other purposes, may determine the value therefor) and in consideration therefor issue fully-paid Ordinary Shares in relevant number.

(iii)	The Board may by resolution adopt any other method permitted by Statute including capitalizing reserves to pay up new Ordinary Shares, or by making a fresh issue of Ordinary Shares, except that if conversion is capable of being effected in the manner described in paragraph (i) above, the conversion shall be effected in that manner in preference to any other method permitted by law or the New MA&A.

(d)	Availability of Shares Issuable Upon Conversion. The Company shall at all times keep available out of its authorized but unissued Ordinary Shares, free of Liens of any kind, solely for the purpose of effecting the conversion of the Converted Preferred Shares, such number of its Ordinary Shares as shall from time to time be sufficient to effect the conversion of all outstanding Converted Preferred Shares, and if at any time the number of authorized but unissued Ordinary Shares shall not be sufficient to effect the conversion of all then outstanding Converted Preferred Shares, in addition to such other remedies as shall be available to the Holder, the Company shall take such corporate action as may, in accordance with the Articles and the Companies Law (as amended) of the Cayman Islands, as amended, and every statutory modification or re-enactment thereof for the time being in force (the “Statues”), be necessary to increase its authorized but unissued Ordinary Shares to such number of shares as shall be sufficient for such purposes.

(e)	Cessation of Certain Rights on Conversion. Subject to Section 5.1(c), on the date of conversion of any Converted Preferred Shares to Ordinary Shares, the Holder shall cease to be entitled to any rights in respect of such Converted Preferred Shares and accordingly his name shall be removed from the register of members as the Holder and shall correspondingly be inserted onto the register of members as the holder of the number of Ordinary Shares into which such Converted Preferred Shares convert.

(f)	Ordinary Shares Resulting from Conversion. The Ordinary Shares resulting from the conversion of the Converted Preferred Shares:

(i)	shall be credited as fully paid and non-assessable;

(ii)	shall rank pari passu in all respects and form one class with the Ordinary Shares then issued; and

(iii)	shall entitle the holder to all dividends payable on the Ordinary Shares by reference to a record date after the date of conversion.

5.2	Adjustment to Preferred Conversion Price

(a)	Special Definitions. For purposes of this Section 5.2, the following definitions shall apply:

(i)	“Options” mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Ordinary Shares or Convertible Securities.

(ii)	“Convertible Securities” shall mean any notes, debentures, preferred shares or other securities or rights which are ultimately convertible into or exchangeable for Ordinary Shares.

(iii)	“Additional Ordinary Shares” (each an “Additional Ordinary Share”) shall mean all Ordinary Share Equivalents (including reissued shares) issued (or, pursuant to Section 5.2(c), deemed to be issued) by the Company, other than:

(A)	Ordinary Shares issued upon conversion of Preferred Shares;

(B)	Ordinary Shares issued or issuable to officers, directors, employees and consultants of the Company pursuant to any equity plan or incentive arrangement approved by the Directors in accordance with the New MA&A;

(C)	those issued as a dividend or distribution on Preferred Shares or any event for which adjustment is made pursuant to Section 5.2(f), (g) or (h) hereof; and

(D)	Ordinary Shares issued or issuable pursuant to a share split or sub-division, share dividend, combination, recapitalization or other similar transaction of the Company.

(b)	No Adjustment of Preferred Conversion Price. No adjustment in the applicable Preferred Conversion Price for any Converted Preferred Shares shall be made in respect of the issuance of Additional Ordinary Shares unless the consideration per share for any Additional Ordinary Share issued or deemed to be issued by the Company is less than the applicable Preferred Conversion Price of each such Converted Preferred Share in effect on the date of any immediately prior to such issue.

(c)	Deemed Issue of Additional Ordinary Shares. In the event the Company issues any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number that would result in an adjustment pursuant to clause (ii) below) of Ordinary Shares issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Ordinary Shares issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided, that Additional Ordinary Shares shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section 5.2(e) hereof) of such Additional Ordinary Shares would be less than the applicable Preferred Conversion Price for the Converted Preferred Shares in effect on the date of and immediately prior to such issue, or such record date, and provided, further that in any such case in which Additional Ordinary Shares are deemed to be issued:

(i)	no further adjustment in the applicable Preferred Conversion Price for the Converted Preferred Shares shall be made upon the subsequent issue of Convertible Securities or Ordinary Shares upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(ii)	if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Company, or increase or decrease in the number of Ordinary Shares issuable, upon the exercise, conversion or exchange thereof, the applicable Preferred Conversion Price for the Converted Preferred Shares computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

(iii)	upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the applicable Preferred Conversion Price for the Converted Preferred Shares computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

(A)	in the case of Convertible Securities or Options for Ordinary Shares, the only Additional Ordinary Shares issued were Ordinary Shares, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Company for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Company upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Company upon such conversion or exchange; and

(B)	in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Company for the Additional Ordinary Shares deemed to have been then issued was the consideration actually received by the Company for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Company upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

(iv)	no re-adjustment pursuant to clause (ii) or (iii) above shall have the effect of increasing the applicable Preferred Conversion Price for Converted Preferred Shares to an amount which exceeds the lower of (i) the applicable Preferred Conversion Price for Preferred Shares on the original adjustment date, or (ii) the applicable Preferred Conversion Price for the Converted Preferred Shares that would have resulted from any issuance of Additional Ordinary Shares between the original adjustment date and such re-adjustment date; and

(v)	in the case of any Options which expire by their terms not more than thirty (30) days after the date of issue thereof, no adjustment of the applicable Preferred Conversion Price for the Converted Preferred Shares shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the manner provided in clause (iii) above.

(d)	Adjustment of Preferred Conversion Price Upon Issuance of Additional Ordinary Shares. In the event that the Company shall issue Additional Ordinary Shares for a consideration per share received by the Company (net of any selling concessions, discounts or commissions) that is less than the applicable Preferred Conversion Price of a Converted Preferred Share in effect on the date of and immediately prior to such issue, then and in such event, the applicable Preferred Conversion Price for such Converted Preferred Share shall be reduced, to a price equal the price per share of such Additional Ordinary Shares.

(e)	Determination of Consideration. For purposes of this Section 5.2, the consideration received by the Company for the issue of any Additional Ordinary Shares shall be computed as follows:

(i)	Cash and Property. Except as provided in clause (ii) below, such consideration shall:

(A)	insofar as it consists of cash, be computed at the aggregate amount of cash received by the Company, excluding amounts paid or payable for accrued interest or accrued dividends;

(B)	insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board; provided, however, that no value shall be attributed to any services performed by any employee, officer or director of the Company; and

(C)	in the event Additional Ordinary Shares are issued together with other shares or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received with respect to such Additional Ordinary Shares, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board.

(ii)	Options and Convertible Securities. The consideration per share received by the Company for Additional Ordinary Shares deemed to have been issued pursuant to Section 5.2(c), relating to Options and Convertible Securities, shall be determined by dividing

(A)	the total amount, if any, received or receivable by the Company (net of any selling concessions, discounts or commissions) as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

(B)	the maximum number of Ordinary Shares (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(f)	Adjustments for Shares Dividends, Subdivisions, Combinations or Consolidations of Ordinary Shares. In the event the outstanding Ordinary Shares shall be subdivided (by share dividend, share split, or otherwise), into a greater number of Ordinary Shares, the applicable Preferred Conversion Price for the Converted Preferred Shares then in effect shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding Ordinary Shares shall be combined or consolidated, by reclassification or otherwise, into a lesser number of Ordinary Shares, the applicable Preferred Conversion Price for the Converted Preferred Shares then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

(g)	Adjustments for Other Distributions. In the event the Company makes, or files a record date for the determination of holders of Ordinary Shares entitled to receive any distribution payable in securities or assets of the Company other than Ordinary Shares, then and in each such event, provision shall be made so that the holders of Converted Preferred Shares shall receive upon conversion thereof, in addition to the number of Ordinary Shares receivable thereupon, the amount of securities or assets of the Company which they would have received had their Converted Preferred Shares been converted into Ordinary Shares on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities or assets receivable by them as aforesaid during such period, subject to all other adjustment called for during such period under this Section 5.2 with respect to the rights of the Holder.

(h)	Adjustments for Reclassification, Exchange and Substitution. If the Ordinary Shares issuable upon conversion of the Converted Preferred Shares shall be changed into the same or a different number of shares of any other class or classes of shares, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), then and in each such event, the Holder shall have the right thereafter to convert such share into the kind and amount of shares and other securities and property receivable upon such reorganization or reclassification or other change by holders of the number of Ordinary Shares that would have been subject to receipt by the Holders upon conversion of the Converted Preferred Shares immediately before that change, all subject to further adjustment as provided herein.

(i)	No Impairment. The Company shall not, by amendment of the New MA&A or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but shall at all times in good faith assist in the carrying out of all the provisions of Section 5.2 and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Converted Preferred Shares hereunder against impairment.

(j)	Certificate as to Adjustments. Upon the occurrence of each adjustment or re-adjustment of the applicable Preferred Conversion Price for the Preferred Shares pursuant to this Section 5.2, the Company shall, at its expense, promptly compute such adjustment or re-adjustment in accordance with the terms hereof and furnish to the Holder a certificate setting forth such adjustment or re-adjustment and showing in detail the facts upon which such adjustment or re-adjustment is based. The Company shall, upon the written request at any time of the Holder, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and re-adjustments, (ii) the applicable Preferred Conversion Prices for the Converted Preferred Shares at the time in effect, and (iii) the number of Ordinary Shares and the amount, if any, of other property which at the time would be received upon the conversion of each series of Preferred Shares.

6.	REDEMPTION

6.1	At any time after the earlier of (i) the failure by the Company to complete a Qualified IPO or an Trade Sale within five (5) years after the Closing Date ; (ii) the occurrence of a material breach by any Group Company or any of the Key Parties of any of their respective representations, warranties, covenants or undertakings under any of the Transaction Agreements, New Shareholders Agreements or New MA&A, or (iii) request by any other holder of Preferred Shares to redeem any Preferred Share, each Converted Preferred Share shall be redeemable at the option of the holder thereof, out of funds legally available therefor in accordance with the following terms of this Section 6.

6.2	The redemption price of each Converted Preferred Share to be redeemed (the “Redemption Price”) shall be, the sum of (x) one hundred percent (100%) of the Preferred Share Conversion Price (adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions), (y) annual interest calculated at a compound interest rate of twelve percent (12%) per annum on Preferred Share Conversion Price (adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions), from the date of the Note Closing and up to and including the date of receipt by the holder thereof of the full Redemption Price, and (z) all dividends declared and unpaid with respect thereto per Converted Preferred Share then held by such holder.

6.3	If the Company’s assets or funds that are legally available on the date that any redemption payment of Preferred Shares is due are insufficient to pay in full all redemption payments to be paid, (i) those assets or funds which are legally available shall be used to the extent permitted by applicable law to pay all Redemption Price due on such date on the Converted Preferred Shares in proportion to the full amounts to which the holders to which such Redemption Price are due would otherwise be respectively entitled thereon, and (ii) after the payment of Redemption Price for all Converted Preferred Shares redeemed by the Company in full, those remaining assets or funds shall be used to the extent permitted by applicable law to pay all redemption payments due on such date on other Preferred Shares in proportion to the full amounts to which the holders to which such redemption payments are due would otherwise be respectively entitled thereon.

6.4	Without limiting any rights of the holders of Converted Preferred Shares which are set forth in these Articles, or are otherwise available under law, the balance of any shares subject to redemption hereunder with respect to which the Company has become obligated to pay the Redemption Price but which it has not paid in full shall continue to have all the powers, designations, preferences and relative participating, optional, and other special rights (including, without limitation, rights to accrue dividends) which such shares had prior to such date, until the Redemption Price has been paid in full with respect to such shares.

6.5	To the extent permitted by law, the Company shall procure that the profits of each Subsidiary of the Company for the time being available for distribution shall be paid to it by way of dividend if and to the extent that, but for such dividend upstream, the Company would not itself otherwise have sufficient profits available for distribution to make any redemption of Converted Preferred Shares required to be made pursuant to this Section 6.

7.	INFORMATION RIGHTS

The Company will and will cause the Group Companies to, deliver to the Holder the following with respect to the Company and its Subsidiaries:

(a)	annual audited consolidated financial statements within ninety (90) days after the end of each fiscal year, audited in accordance with U.S. GAAP or PRC GAAP or other accounting principle as agreed by the Purchaser by a “Big Four” accounting firm or such other reputable accounting firm recognized by the Holder;

(b)	semi-annual bank statements of each Group Company and semi-annual unaudited consolidated financial statements of the Group Companies within thirty (30) days after the end of first half of each fiscal year;

(c)	a preliminary annual consolidated budget and business plan for the following fiscal year within thirty (30) days prior to the end of each fiscal year, and the finalized annual consolidated budget and business plan for the following fiscal year within thirty (30) days after the end of each fiscal year; and

(d)	copies of all documents or other information sent to any shareholder or any member of the Board of the Company, including but without limitation to the shareholders resolutions and the Board resolutions; and

(e)	upon written request by the Holder, such other information as the Holder shall reasonably request.

8.	PROTECTIVE PROVISIONS

For so long as any Converted Preferred Share remains outstanding, None of the Group Companies shall, directly or indirectly, and whether by amendment, merger, consolidation, scheme of arrangement, amalgamation, or otherwise, take any of the actions listed in this Section 8 without the prior written consent of the Holder:

(a)	any amendment or change of the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, the Converted Preferred Shares;

(b)	any authorization, creation or issuance by the Company of any class or series of securities, any instruments that are convertible into securities, or the reclassification of any outstanding securities into securities, having rights, powers or preferences, such as dividend rights, redemption rights or liquidation preferences, superior to or on a parity with the Converted Preferred Shares;

(c)	adoption, change or waiver of any provision of the memorandum and articles of association or other charter documents of any Group Company;

(d)	any Trade Sale;

(e)	any reorganization, split, Liquidation Event or any filing by or against any Group Company for the appointment of a receiver, administrator or other form of external manager, or the winding up, liquidation, bankruptcy or insolvency of any Group Company;

(f)	termination of, or any amendment to, any Restructuring Agreement or any other document through which a Group Company effects Control over another Group Company;

(g)	any direct or indirect sale, assignment, transfer or otherwise disposition of any securities of any Group Company held by the Founder, Gao Liang ( ), Xiao Yun ( ) or Li Gang ( ) or their respective holding companies, except those disposition in compliance with Section 6.10 of the Agreement;

(h)	any transaction involving a Group Company, on the one hand, and any Group Company’s employees, officers, directors or shareholders or any Affiliate of the Group Company’s shareholders or any of its officers, directors or shareholders, on the other hand, except for employment contracts between a Group Company and an employee or officer;

(i)	declaration and/or payment of any dividends or other distributions on any securities of any Group Company;

(j)	sell, transfer, license, charge, mortgage, license, encumber or otherwise dispose of or create any third party right on any assets, intellectual property or business of any Group Company involving an amount exceeding US$5,000,000;

(k)	any incurrence of indebtedness or loan, any provision of any loan, or any issuance or creation of any bond or debenture by any Group Company with an amount exceeding US$50,000,000;

(l)	any provision of guarantee or suety for indebtedness of any third party other than the Group Companies;

(m)	any material alteration or change to, or termination of any principal business of any Group Company or entry into a new line of business;

(n)	appointment, replacement or removal of the chief financial officer, the chief operating officer, and any other senior management at or above the level of vice president of any Group Company;

(o)	any investment by any Group Company in any form (including without limitation, acquisition of equity interests or assets by way of acquisition, merger or reorganization) in a target Person at a consideration equal to or greater than the applicable Investment Cap (as defined below) with respect to such target Person; and

(p)	agreement or commitment to do any of the foregoing.

For the purpose of Section 8(o), the applicable “Investment Cap” with respect to a target Person means the lessor of (i) the product obtained by multiplying NIt and PE, and (ii) the product obtained by multiplying St and PS, and the term of NIt, PE, St and PS shall have the following respective meaning:

“NIt” means the audited consolidated after-tax net profit of such target Person for the immediately preceding year as of the date on which the board of directors of the Domestic Company resolves to approve the investment into such target Person;

“PE” means pre-money price-to-earning ratio as of the date on which the board of directors of the Domestic Company resolves to approve the investment into such target Person, which shall be 15;

“St” means audited consolidated revenue of such target Person for the immediately preceding year as of the date on which the board of directors of the Domestic Company resolves to approve the investment into such target Person;

“PS” means pre-money sales multiple as at the date on which the board of directors of the Domestic Company resolves to approve the investment into such target Person, which shall be 1.6.

39